Exhibit 99.1
NEWS RELEASE
RGC RESOURCES, INC.

Release Date:	May 6, 2014
Contact:	Paul W. Nester
Vice President and CFO
Telephone:	540-777-3837
RGC RESOURCES, INC.
SECOND QUARTER FINANCIAL RESULTS
ROANOKE, Va. (May 6, 2014)—RGC Resources, Inc. (NASDAQ: RGCO) announced consolidated Company earnings of $2,846,795 or $0.60 per average share outstanding for the quarter ended March 31, 2014. This compares to consolidated earnings of $2,698,707 or $0.57 per average share outstanding for the quarter ended March 31, 2013. CFO Paul Nester attributed the higher earnings to improved utility margins from space heating sales volumes as a result of a cooler winter season.
Earnings for the twelve months ending March 31, 2014 were $4,578,775 or $0.97 per share compared to $0.91 per share for the twelve months ended March 31, 2013. Nester attributed the higher year-over-year earnings primarily to improved utility margins from higher sales volumes.
RGC Resources, Inc. provides energy and related products and services to customers in Virginia through its operating subsidiaries Roanoke Gas Company, Diversified Energy Company and RGC Ventures of Virginia, Inc.
From time to time, the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects, technological developments, new products, research and development activities and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements.
Net income for the three months ended March 31, 2014 is not indicative of the results to be expected for the fiscal year ending September 30, 2014 as quarterly earnings are affected by the highly seasonal nature of the business and weather conditions generally result in greater earnings during the winter months. Past performance is not necessarily a predictor of future results.
Summary financial statements for the second quarter and twelve months are as follow:

RGC Resources, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2014	2013	2014	2013
Revenues	$32,699,965	$24,175,638	$72,994,595	$61,932,514
Cost of sales	22,538,840	14,589,911	44,549,797	34,725,356
Gross margin	10,161,125	9,585,727	28,444,798	27,207,158
Other operating expenses, net	5,085,859	4,772,954	19,166,989	18,540,948
Interest expense	455,657	454,853	1,833,895	1,829,490
Income before income taxes	4,619,609	4,357,920	7,443,914	6,836,720
Income tax expense	1,772,814	1,659,213	2,865,139	2,605,334
Net income	$2,846,795	$2,698,707	$4,578,775	$4,231,386
Net earnings per share of common stock:
Basic	$0.60	$0.57	$0.97	$0.91
Diluted	$0.60	$0.57	$0.97	$0.90
Cash dividends per common share	$0.185	$0.180	$0.730	$1.710
Weighted average number of common shares outstanding:
Basic	4,713,567	4,701,866	4,709,836	4,675,007
Diluted	4,713,983	4,701,866	4,711,348	4,675,834

Condensed Consolidated Balance Sheets
(Unaudited)

	March 31,
Assets	2014	2013
Current assets	$24,084,243	$34,247,587
Total property, plant and equipment, net	102,847,991	93,418,946
Other assets	4,510,842	8,628,729
Total Assets	$131,443,076	$136,295,262
Liabilities and Stockholders’ Equity
Current liabilities	$33,875,514	$36,162,654
Long-term debt	11,400,000	13,000,000
Deferred credits and other liabilities	33,364,737	37,571,637
Total Liabilities	78,640,251	86,734,291
Stockholders’ Equity	52,802,825	49,560,971
Total Liabilities and Stockholders’ Equity	$131,443,076	$136,295,262